Exhibit 99.1

The St. Joe Company Reports Third Quarter 2011 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--November 3, 2011--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the third quarter of 2011 of $(2.4) million, or $(0.03) per share, compared to a Net Loss of $(13.1) million, or $(0.14) per share, for the third quarter of 2010. For the nine months ended September 30, 2011, St. Joe reported a Net Loss of $(1.7) million, or $(0.02) per share, compared to a Net Loss of $(33.2) million, or $(0.36) per share, during the same period of 2010.

Results for the three months ended September 30, 2011 included one-time, non-cash income of $5.5 million from the reduction of a retiree benefit liability. Also included in third quarter results were restructuring charges, as well as pension settlement and curtailment charges related to restructurings, totaling $3.5 million. By comparison, in the third quarter of 2010, the Company had charges of $8.8 million as a reserve for litigation, $2.6 million for legal and clean-up costs resulting from the Deepwater Horizon oil spill and $1.7 million related to restructurings.

During the third quarter, the Company announced its build-to-suit transaction with ITT Corporation within VentureCrossings Enterprise Centre at West Bay, and continued its capital investment in the Breakfast Point, RiverTown and VentureCrossings projects.

Park Brady, St. Joe’s Chief Executive Officer said, "This has certainly been a challenging year for our Company. We have transitioned to a new Board of Directors, a new CEO and a new management team, while at the same time significantly reducing the company’s expense structure. We will continue to look for ways to reduce expenses and review all of our assets and projects. We expect to present a new strategic plan for going forward by the Annual Shareholders Meeting in 2012. I continue to be excited about our future and the management team is committed to maximizing shareholder value.”

At September 30, 2011, St. Joe had cash of $188.2 million, pledged treasury securities of $23.8 million and debt of $52.4 million, $23.8 million of which is defeased debt. The Company believes that its current cash position and anticipated cash flows will be sufficient to meet its currently anticipated liquidity requirements and capital needs.

Additional Information

Additional information with respect to the Company’s results for the third quarter of 2011 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s ability to meet its liquidity requirements and capital needs with its current cash position and anticipated cash flows and (ii) the Company’s expectation that it will present a new strategic plan by the Annual Shareholders Meeting in 2012. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 3, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such risk factors include, but are not limited to economic or other conditions that affect the desire or ability of our customers to purchase or enter into leases for our properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing.

FINANCIAL DATA ($ in millions except per share amounts) Consolidated Statements of Operations

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenues
Real estate sales	$5.7	$10.9	$14.4	$15.5
Resort and club revenues	12.0	8.8	30.1	24.1
Timber sales	8.2	6.8	79.0	21.0
Other revenues	0.8	0.6	2.0	1.8
Total revenues	26.7	27.1	125.5	62.4
Expenses
Cost of real estate sales	3.6	3.3	8.2	5.1
Cost of resort and club revenues	10.6	8.8	28.1	24.9
Cost of timber sales	5.1	5.3	17.3	14.8
Cost of other revenues	0.7	0.5	1.7	1.6
Other operating expenses	4.7	12.3	18.0	27.8
Corporate expense, net	2.8	9.8	29.4	23.3
Restructuring charge	0.4	1.7	10.8	4.4
Impairment losses	--	--	2.5	0.6
Depreciation and amortization	3.0	3.4	12.9	10.2
Total expenses	30.9	45.1	128.9	112.7
Operating loss	(4.2)	(18.0)	(3.4)	(50.3)
Other income (expense)	0.3	(3.7)	0.9	(3.7)
Pretax loss from continuing operations	(3.9)	(21.7)	(2.5)	(54.0)
Income tax (expense) benefit	1.5	8.6	0.8	21.3
Equity (loss) in income of unconsolidated affiliates	--	--	--	(0.5)
Net loss	$(2.4)	$(13.1)	$(1.7)	$(33.2)
Net loss per share	$(0.03)	$(0.14)	$(0.02)	$(0.36)

Weighted average shares outstanding	92,190,064	91,773,482	92,243,345	91,635,193

Revenues by Segment

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Residential
Real estate sales	$3.9	$3.0	$9.0	$5.1
Resort and club revenues	12.0	8.8	30.1	24.1
Other revenues	0.7	0.5	1.7	1.6
Total Residential	16.6	12.3	40.8	30.8
Commercial
Real estate sales	1.3	3.6	2.1	4.0
Rental revenues	0.1	0.1	0.3	0.1
Total Commercial	1.4	3.7	2.4	4.1
Rural Land sales	0.5	4.3	3.3	6.5
Forestry sales	8.2	6.8	79.0	21.0
Total revenues	$26.7	$27.1	$125.5	$62.4

Summary Balance Sheet

	September 30, 2011	December 31, 2010
Assets
Investment in real estate	$759.6	$755.4
Cash and cash equivalents	188.2	183.8
Notes receivable	4.9	5.7
Pledged treasury securities	23.8	25.3
Prepaid pension asset	33.7	41.0
Property, plant and equipment, net	15.3	13.0
Other assets	23.1	27.5
Total assets	$1,048.6	$1,051.7

Liabilities and Equity
Debt	$52.4	$54.7
Accounts payable, accrued liabilities	81.6	90.0
Deferred income taxes	38.8	34.6
Total liabilities	$172.8	$179.3
Total equity	875.8	872.4
Total liabilities and equity	$1,048.6	$1,051.7

Debt Schedule

	September 30, 2011	December 31, 2010
Defeased debt	$23.8	$25.3
Community Development District debt	28.6	29.4
Total debt	$52.4	$54.7

Cash Overhead

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010

Other operating expenses	$4.7	$12.3	$17.9	$27.8
Corporate expense (1)	2.8	9.8	29.4	23.3
Total GAAP overhead	$7.5	$22.1	$47.3	$51.1
Plus overhead capitalized (2)	0.2	0.3	0.8	0.9
Less non-cash overhead (3)	1.6	(3.7)	(9.7)	(8.8)
Total cash overhead	$9.3	$18.7	$38.4	$43.2

(1) Includes $1.5 million and $10.3 million in the three months and nine months ended September 30, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters. Includes non-cash income of $5.5 million in the three months and nine months ended September 30, 2011, resulting from the termination of retiree medical benefits.

(2) Includes personnel expenses that are capitalized pursuant to GAAP.

(3) Includes non-cash stock compensation costs, pension expense and in 2011, income from the termination of retiree medical benefits.

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Employee costs	$(3.3)(2)	$5.1	$4.0(1)(2)	$16.2
Non-cash stock compensation costs	0.2	1.9	8.6	4.7
Property taxes and insurance	2.2	2.2	6.9	7.8
Marketing and homeowner association cost	0.4	1.0	2.1	3.5
Occupancy, repairs and maintenance	0.8	1.0	2.7	3.0
Professional fees	3.3(3)	8.9	14.4(3)	11.2
Other	0.4	0.6	1.6	2.0
Pension expense (income)	3.7	1.7	7.8(1)	3.6
Capitalized costs	(0.2)	(0.3)	(0.8)	(0.9)
Total other operating and corporate expense	$7.5	$22.1	$47.3	$51.1

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan, resulting in a decrease to employee costs and an increase to pension expense.

(2) Includes income of $5.5 million resulting from the termination of retiree medical benefits.

(3) Includes $1.5 million and $10.3 million in the three months and nine months ended September 30, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 573,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2011, The St. Joe Company. “St. Joe,” “VentureCrossings” and the

"Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St Joe Company
St. Joe Investor/Media Contact:
David Childers, 904-301-4302
VP - Treasurer
dchilders@joe.com